EXHIBIT 4(b)


                       CERTIFICATE OF DESIGNATIONS
                                 OF THE
                 9.142% PERPETUAL SECOND PREFERRED STOCK
              (Liquidation Preference $1,000,000 Per Share)

                                   OF

                               ENRON CORP.

                             _______________

                     Pursuant to Section 151 of the

            General Corporation Law of the State of Delaware

                             _______________



   The undersigned DOES HEREBY CERTIFY that the following resolutions were duly adopted by Unanimous Consent of the Preferred Securities Committee of the Board of Directors of
Enron Corp., a Delaware corporation (the "Corporation"), dated December 21, 1994, acting in accordance with the provisions of section 141(f) of the General Corporation Law of the State of Delaware:

   "RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by Article IV of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") the Board of Directors authorizes the creation of a series of Second Preferred Stock, par value $1.00 per share ("Second Preferred Stock"), of the Corporation, such series to be designated 9.142% Perpetual Second Preferred Stock (the "9.142% Perpetual Preferred Stock"), upon the terms and conditions set forth herein and hereby fixes the designation and number of shares thereof and the other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the Certificate of Incorporation that may be applicable to the 9.142% Perpetual Preferred Stock) as follows:

   1. The distinctive designation of the series shall be "9.142% Perpetual Second Preferred Stock;" the number of shares that shall constitute the 9.142% Perpetual Preferred
Stock series shall be 35.568509 shares; and such number shall not be increased.

   2. The annual rate of dividends payable on shares of the 9.142% Perpetual Preferred Stock shall be $91,420 per share and the date from which dividends shall be cumulative and shall accrue on all shares of the 9.142% Perpetual
Preferred Stock shall be December 30, 1994.

   3. The shares of Second Preferred Convertible Stock shall not be redeemable by the Corporation.

   4. The amount payable on shares of the 9.142% Perpetual Preferred Stock in the event of any involuntary or voluntary liquidation, dissolution, or winding up of the affairs of the Corporation shall be $1,000,000 per share, together with accrued dividends to the date of distribution or payment, whether or not earned or declared.

   5. So long as any shares of Second Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required in the Certificate of Incorporation or by law, (i) the consent of the holders of at least two-thirds of the Second Preferred Stock at the time outstanding, considered as a single class without regard to series, given in person or by proxy, either in writing without a meeting (if permitted by law) or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

         (1) Any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, or of the By-Laws, of the Corporation, which affects adversely the voting powers, rights or preferences of the holders of the Second Preferred Stock or reduces the time for any notice to which the holders of the Second Preferred Stock may be entitled; provided, however, that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all series of Second Preferred Stock at the time outstanding, only the consent of the holders of at least two-thirds of the shares of the series so affected shall be required; and provided further, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of any junior stock shall not be deemed to affect adversely the voting powers, rights or preferences of the holders of the Second Preferred Stock;

         (2) The authorization or creation of, or the increase in the authorized amount of, any stock of any class or any security convertible into stock of any class, ranking prior to the Second Preferred Stock;

         (3) The voluntary dissolution, liquidation or winding up of the affairs of the Corporation, or the sale, lease or conveyance by the Corporation of all or substantially all of its property or assets; or

         (4) The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Second
   Preferred Stock at the time outstanding unless the full dividend on all shares of Second Preferred Stock of all series then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart;

and (ii) the consent of the holders of at least a majority of the Second Preferred Stock at the time outstanding, considered as a single class without regard to series, given in person or by proxy, either in writing without a meeting (if permitted by law) or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

         (1) The increase of the authorized amount of the Second Preferred Stock, or the authorization or creation of, or the increase in the authorized amount of, any stock of any class, or any security convertible into stock of any class, ranking on a parity with the Second
   Preferred Stock; or

         (2) The merger or consolidation of the Corporation with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Second Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of the Corporation respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Second Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation;

provided, however, that no such consent of the holders of the Second Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect or when the issuance of any such additional Second Preferred Stock, prior or parity stock or convertible security is to be made, or when such consolidation or merger, voluntary liquidation, dissolution or winding up, sale, lease, conveyance, purchase or redemption is to take effect, as the case may be, provision is to be made for the redemption of all shares of Second Preferred Stock at the time outstanding, or, in the case of any such amendment, alteration or repeal as to which the consent of less than all series of the Second Preferred Stock would otherwise be required, for the redemption of all shares of the series of Second Preferred Stock the consent of which would otherwise be required.

   6. All shares of the 9.142% Perpetual Preferred Stock, purchased or otherwise acquired by the Corporation shall be cancelled and thereupon restored to the status of authorized but unissued shares of Second Preferred Stock, undesignated as to series.

   7. The shares of the 9.142% Perpetual Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth in the Certificate of Incorporation of the Corporation."

   IN WITNESS WHEREOF, Enron Corp. has caused this
Certificate to be made under the seal of the Corporation and signed by Kurt S. Huneke, its Vice President and attested by Kate B. Cole, its Assistant Secretary, the 27th day of
December, 1994.


ENRON CORP.


By:     KURT S. HUNEKE
Name:  Kurt S. Huneke
Title:  Vice President, Finance and
         Treasurer



ATTEST:


By:  KATE B. COLE
   Name:  Kate B. Cole
   Title:  Assistant Secretary



[Seal of Enron Corp.]